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                                                                    EXHIBIT 10.2



                AMENDED AND RESTATED STOCK RESTRICTION AGREEMENT


        This Amended and Restated Stock Restriction Agreement (the "Amended and Restated Agreement") is made and entered into as of the ____ day of March, 1999 (the "Effective Date") by and between NextCard, Inc., a California corporation (the "Company") and Jeremy R. Lent ("Employee").

        WHEREAS, the Company and Employee entered into a Stock Restriction Agreement dated as of November 7, 1996 (the "Original Agreement");

        WHEREAS, the Company and Employee subsequently amended the Original Agreement by that certain Amendment to Stock Restriction Agreement dated August 15, 1997, that certain Second Amendment to Stock Restriction Agreement dated May 13, 1998 and that certain Third Amendment to Stock Restriction Agreement dated October 28, 1998; and

        WHEREAS, the Company and Employee desire to amend and restate the Original Agreement, to incorporate all of the subsequent amendments thereto into a single document;

        NOW, THEREFORE, THE PARTIES agree as follows:

        1. Ownership of Stock. Employee owns 900,000 shares of Common Stock (the "Restricted Stock") as of the Effective Date of this Amended and Restated Agreement.

        2. Vested and Unvested Shares. The parties agree that the Restricted Stock shall be deemed "Vested" and "Unvested" as follows:

               2.1 As of the Effective Date of this Amended and Restated Agreement, 718,750 shares of the Restricted Stock shall be deemed "Vested" and 181,250 shares of Restricted shall be deemed "Unvested."

               2.2 Except as otherwise provided herein, the Unvested Restricted Stock shall become Vested as follows: 93,750 shares shall vest on July 15, 1999 and 87,500 shares shall vest on January 15, 2000.

        3. Continued Retention by Company as Condition to Further Vesting. Notwithstanding Section 2 above, no Restricted Stock will vest as of a date set for further vesting pursuant to Section 2 unless Employee shall have been continuously retained by the Company (and/or its affiliates) as an employee and/or



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independent contractor from the Effective Date through and including such vesting date.

        4. Death or Total Disability. In the event of Employee's death or total disability ("Total Disability"), if Employee shall have been retained continuously by the Company (and/or its affiliates) as an employee and/or independent contractor from the Effective Date and through immediately prior to such death or Total Disability, fifty percent (50%) of the then Unvested Restricted Stock shall thereupon immediately become Vested. For purposes of this Amended and Restated Agreement, Employee will be deemed to have suffered a Total Disability upon written notice from the Company of an illness or incapacity that has disabled or will disable, as reasonably determined by a physician selected by the Company, Employee from rendering his typical services to the Company for a period of more than six (6) consecutive months. Employee will make himself and his medical records reasonably available for inspection and evaluation by such physician.

        5. Acceleration. All of Employee's Unvested Restricted Stock shall immediately become Vested in the event that: (i) Employee's employment with the Company is terminated without Cause as herein defined; (ii) one hundred eighty
(180) days after the closing of a Sale Event (as defined below) provided that Employee shall have remained an employee and/or independent contractor of the Company continuously from the Effective Date through the date which is one hundred and eighty (180) days after the closing of such Sale Event. Notwithstanding the foregoing, in the case of a Sale Event, (i) all of Employee's Unvested Restricted Stock shall immediately become Vested when and if the buyer in the Sale Event does not make available to Employee continuation of Employee's employment for such 180-day period without decrease in compensation, benefits and responsibilities and without required geographic relocation of employment; (ii) pending the vesting of Employee's Unvested Restricted Stock following the Sale Event, the Company (or its successor) shall place in escrow, for the benefit of Employee, the consideration that Employee would have received on the date of the Sale Event for Employee's Unvested Restricted Stock had such Unvested Restricted Stock been fully Vested on the date of the Sale Event, and will pay such escrowed amount (with any interest paid thereon while in escrow) to Employee upon the earlier of (a) the vesting of such Unvested Restricted Stock or (b) the failure of the Company to exercise its repurchase rights under
Section 6 of this Amended and Restated Agreement for more than sixty (60) days after it is ultimately determined that Employee's Unvested Restricted Stock will not vest; and (c) the Company's right of repurchase shall be suspended until it is ultimately determined whether Employee's Unvested Shares will vest.



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        For the above purposes, "Sale Event" will refer to (a) a merger involving the Company incident to which the person or persons holding majority voting control of the Company do not continue to hold majority voting control of the surviving or successor entity; (b) the sale of all or substantially all of the assets of the Company incident to which the person or persons holding majority voting control of the Company do not continue to hold majority voting control of the surviving or successor entity; or (c) the purchase by a third party from shareholders of the Company of shares constituting majority voting control of the Company. For this purpose, "Cause" mans (a) Employee has intentionally engaged in unfair competition with the Company, committed an act or embezzlement, fraud or theft with respect to the property of the Company or deliberately disregarded the rules of the Company, in any such event in such manner as to cause material loss, damage or injury to or otherwise materially to endanger the property, reputation or employees of the Company, (b) Employee has repeatedly abused alcohol or drugs on the job or in a manner affecting his job performance, (c) Employee has been found guilty of or has plead nolo contendere to the commission of a felony offense; or (d) Employee remains in material willful breach of a material provision of this Amended and Restated Agreement for fourteen (14) days after receiving notice of such breach from the Company. In case of any dispute concerning (d) above, the Company shall have the burden of proof to establish that Employee has so failed or breached, as the case may be.

        In the event that all of Employee's Unvested Restricted Stock shall become Vested pursuant to this Section 5, then any and all options held at the time by Employee to purchase equity securities in the Company, and any and all equity securities in the Company held at the time by Employee, to the extent subject to vesting restrictions (i.e. rights of the Company to repurchase same at original cost, which rights lapse over time based on employee's continued service to the Company, based on achievement of milestones, or otherwise, or which rights are not fully exercisable unless and until such continued service, milestones, etc. are satisfied), notwithstanding anything in the relevant agreement related to vesting of such option or equity securities shall also become fully vested (but not as to options and/or shares whose milestones for vesting had passed without having been satisfied).

        6. Company Right to Repurchase. Subject to Section 5 above, at such time as Employee is no longer employed by the Company or any of its affiliates for any reason whatsoever (whether due to death, Disability, voluntary resignation, involuntary termination or any other reason), the Company will have an assignable right, but not an obligation, to repurchase any Unvested Restricted Stock owned by Employee at the time of termination for a price equal to one-half



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cent ($0.005) per share, subject to appropriate adjustment for stock splits and combinations.

        7. Right of First Refusal. In addition to any other limitation on transfer created by applicable securities laws, while Employee holds any shares of Restricted Stock, Employee will not assign, encumber or dispose of any interest in the Restricted Stock except as provided below:

               7.1 If Employee intends (or is required by operation of law or other involuntary transfer) to sell or transfer in any manner any share of Restricted Stock, whether Vested or Unvested, to (a) any company or other entity that competes directly with the business of the Company, (b) a former employee of the Company or (c) a person known to Employee to have been convicted of a felony or to have been adjudicated to have violated federal or state securities laws, Employee first will offer to sell the same number (but not less) of such shares to the Company at the same price, and upon the same terms (or terms as similar as reasonably possible) as Employee is proposing to dispose, or is to dispose, of said shares; provided, however, that if such transfer does not establish a price, then the price will be the fair market value as determined by the Board of Directors of the Company. The Company (or its assignee) may elect to purchase all (but not less than all) of such shares upon such terms within a period of thirty (30) days following receipt by the Company of written notice from Employee of the terms and conditions of said proposed sale or transfer. In the event the shares are not disposed of by Employee upon terms substantially the same as offered to the Company within sixty (60) days following expiration of the thirty (30) day period of the Company's right of first refusal, the shares will once again be subject to the right of first refusal as herein provided.

               7.2 In the event of a transfer by operation of law or other involuntary transfer, the person acquiring the shares will promptly notify the Secretary of the Company of such transfer and the Company's right of first refusal will commence upon receipt by the Company of written notice by the person acquiring the shares.

               7.3 The rights of first refusal contained in this Paragraph 7 will terminate upon the Company's first firm commitment underwritten public offering of its Common Stock under the Securities Act of 1933, as amended (the "Initial Public Offering").

        8. Escrow. Unless and until the Initial Public Offering, the shares of Restricted Stock shall be held by the Secretary of the Company as escrow agent (the "Escrow Agent"). The certificate or certificates representing such shares,



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along with executed stock powers therefor shall be delivered to the Escrow Agent by Employee.

        9. Right of First Negotiation. In addition to any other limitation on transfer created by applicable securities laws and the further limitations set forth in Section 7 above, while Employee holds any shares of Restricted Stock, Employee will not assign, sell or otherwise dispose of any such Shares if the effect of such disposition, etc. would reduce Employee's ownership of such shares to below 720,000 shares (appropriately adjusted for stock dividends, stock splits, stock combinations and the like), except as provided below:

               9.1 If Employee determines to make such a disposition, Employee first will inform the Company and will provide the Company (or its assignee) the exclusive right for a period of 15 days to negotiate to purchase the shares proposed to be disposed on an all or nothing basis. If at the end of such period, the Company (or its assignee) and Employee have not agreed upon a transaction for the sale to the Company (or its assignee) of such shares, then the Company (or its assignee) will make a last, best, all cash offer for the purchase of such shares. For a period of 45 days thereafter, Employee will have the right to dispose of up to such shares to a third party for a price per share (valuing non-cash compensation at the reasonable fair market value thereof) in excess of the price represented by the Company's last, best offer, or to accept such last, bet off from the Company (or its assignee).

               9.2 If a sale to a third party (other than an assignee of the Company) as contemplated by Section 9.1 occurs, and the effect of such sale would reduce Employee's ownership of shares of Restricted Stock to below 600,000 shares (appropriately adjusted for stock dividends, stock splits, stock combinations and the like), Employee will offer the holders of shares of the Company's Series C and Series C-1 Preferred Stock the right to participate in such sale on a pro rata basis (based on relative shares of Common Stock, determined on an as-converted into Common Stock basis) as among Employee and such holders of Series C and Series C-1 Preferred Stock (by reason of their ownership of Series C and Series C-1 Preferred Stock only). Such offer will be made in writing by Employee and may be accepted, if at all, within 15 days of written notice. Notice will be sent to the address of each holder of Series C and Series C-1 Preferred Stock at such holder's address as appearing in the books and records of the Company. The holders of Series C and Series C-1 Preferred Stock are intended third party beneficiaries of this Section 9.2 and may enforce its terms.

               9.3 The rights contained in this Section 9 will terminate upon the Company's Initial Public Offering.



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        10. Miscellaneous. This Agreement will be governed by and construed under the substantive laws of the State of California. This Agreement may be amended only in writing. The waiver by a party of a breach hereof will not operate or be construed as a waiver of any subsequent breach. This Agreement will inure to the benefit of the successors and assigns of the parties hereof. This Agreement may be entered into in counterparts.

        IN WITNESS WHEREOF, the parties have entered into this Agreement.



_________________________               NextCard, Inc.
Jeremy R. Lent

                                        By:_____________________________________


                                        Its:____________________________________



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                                CONSENT OF SPOUSE

            I am the spouse of the Employee named in the Amended and Restated Stock Restriction Agreement (the "Amended and Restated Stock Restriction Agreement") to which this Consent is attached. Capitalized terms not defined herein will have the meaning set forth in such agreement.

            I have read and understand the Amended and Restated Stock Restriction Agreement. I acknowledge that, by execution hereof, I am bound by the Amended and Restated Stock Restriction Agreement as to any and all interests I may have in the Restricted Stock. In particular, I understand and agree that the Restricted Stock (including any interest that I may have therein) is subject to certain repurchase rights in the Company and certain restrictions on transfer.

            I also agree with my spouse and the Company that if my spouse and I ever get divorced or enter into any marital property settlement agreement, or if my spouse or I ever seek a decree of separate maintenance, to the extent my spouse has or can obtain assets other than the Restricted Stock in amounts and of value sufficient to settle or satisfy any marital property claims I may have in the value of the Restricted Stock, I will accept such other assets in settlement of those claims.

            I agree that I will not do anything to try to prevent the operation of any part of the Amended and Restated Restricted Stock Agreement. I acknowledge that I have had an opportunity to obtain independent counsel to advise me concerning the matters contained herein.



Dated:__________________                     ___________________________________
                                             Molly Lent



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